Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS RECORD PROFIT OF $4.5 MILLION
Record Top Line Revenue and Robust SBA Loan Production Highlight Results

MADISON, Wis., April 28, 2016 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the "Company" or "First Business") (NASDAQ:FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank (“Alterra”), today reported record first quarter results, driven by the Company’s high-quality balance sheet growth, strong SBA lending execution, and sound credit profile.

Highlights for the first quarter of 2016 include:

•	Net income grew to $4.5 million, marking an 8% increase, compared to $4.2 million earned in the first quarter of 2015.

•	Diluted earnings per common share increased 8% to $0.52 for the first quarter of 2016, compared to $0.48 for the first quarter of 2015.

•
Annualized return on average assets and return on average equity measured 1.00% and 11.68%, respectively, for the first quarter of 2016, compared to 1.00% and 11.98%, respectively, for the first quarter of 2015.

•
Top line revenue, consisting of net interest income and non-interest income, increased 7% to a record $20.1 million, compared to $18.8 million for the first quarter of 2015. These results benefited from a 4% increase in net interest income, principally due to a 12% increase in average loans and leases, and a 172% increase in gains on the sale of SBA loans, year over year.

•	The Company's first quarter efficiency ratio measured 62.44%, compared to 62.47% for the first quarter of 2015.

•	Period-end loans and leases receivable grew for the sixteenth consecutive quarter to a record $1.449 billion, up 1.2% from December 31, 2015.

•	Net interest margin measured 3.59% for the first quarter of 2016, compared to 3.79% for the first quarter of 2015.

◦
Excluding the impact of net accretion/amortization on purchase accounting adjustments on Alterra balances in both quarters, net interest margin measured 3.51% for the first quarter of 2016, improving four basis points from 3.47% for the first quarter of 2015.

•
Provision for loan and lease losses was $525,000 for the first quarter of 2016, compared to $684,000 for the first quarter of 2015. Net charge offs were $157,000 in the first quarter of 2016, compared to $319,000 in the first quarter 2015.

•	Non-performing assets as a percent of total assets declined to 1.09% at March 31, 2016, compared to 1.34% at December 31, 2015.

“Our unique business banking model produced record results this quarter, kicking off 2016 with excellent momentum,” said Corey Chambas, President and Chief Executive Officer. “The First Business team continued to execute efficiently, growing loans, in-market deposits and revenues to record levels, while also maintaining asset quality. Clearly our growth strategy is working. We expect to continue driving high quality growth in 2016, creating additional value for both our clients and shareholders.”
Results of Operations
Record net interest income of $15.5 million increased 4.2% compared to the linked quarter and 4.1% compared to the first quarter of 2015. The increase from the linked quarter was primarily due to a $40.6 million increase in average loans and leases and a relatively stable net interest margin. Compared to the first quarter of 2015, average loan and lease balances increased $153.1 million, more than offsetting the impact of a 26 basis point reduction in average loan yields resulting from the decrease in purchase accounting accretion/amortization year over year.
Net interest margin in the first quarter was 3.59% compared to 3.63% in the fourth quarter of 2015 and 3.79% in the first quarter of 2015. First quarter 2016 net interest margin included eight basis points related to the net accretion/amortization of purchase accounting adjustments, while the linked quarter and first quarter 2015 margin included eight and 32 basis points, respectively. Excluding the net accretion/amortization of the purchase accounting adjustments, first quarter 2016 net interest margin of 3.51% declined by four basis points from the linked quarter, principally due to a temporary increase in excess cash held at the Federal Reserve during the quarter. On the same basis, first quarter 2016 adjusted net interest margin improved by four basis points compared to the first quarter of 2015, as an increase in higher yielding earning assets, led by robust loan growth, more than offset earning asset yield compression.
Due to the uncertain nature of prepayments, management expects the net accretion/amortization of purchase accounting adjustments to remain volatile in future quarters but generally with a declining effect on net interest margin. As of March 31, 2016, $721,000 and $255,000 of purchase accounting discounts and premiums, respectively, remained outstanding. Excluding purchase accounting, management expects to maintain a strong and stable net interest margin driven by appropriate pricing and its ability to mitigate interest rate risk through the Company’s unique wholesale funding model. Net interest margin may experience occasional volatility due to one-time events such as loan fees collected in lieu of interest, the collection of interest on loans previously in non-accrual or the accumulation of significant short-term deposit inflows.
Non-interest income of $4.6 million for the first quarter of 2016, representing 23% of total revenue, decreased 6.9% from the fourth quarter of 2015 and increased 19.4% from the first quarter of 2015. The decline from the linked quarter reflected seasonally lower gains from SBA loan sales, as SBA loan volumes typically peak in the fourth quarter. Compared to the prior year quarter, revenue expansion reflects continued growth in the SBA lending business, including successful expansion of Alterra's SBA lending expertise into First Business' Wisconsin markets. Gains on the sale of SBA loans totaled $1.4 million in the first quarter of 2016, representing growth of 172.5% over the $505,000 earned in the first quarter of 2015. Trust and investment services income totaled $1.3 million, increasing $56,000, or 4.6%, compared to the linked quarter. Business development efforts remained strong as assets under management and administration measured a record $1.107 billion at March 31, 2016, compared to $1.021 billion at December 31, 2015 and $1.009 billion at March 31, 2015.
Non-interest expense for the first quarter of 2016 was $12.7 million, an increase of 8.7% compared to the linked quarter and an increase of 8.2% compared to the first quarter of 2015. First quarter 2016 compensation expense increased compared to the linked quarter due to annual merit increases and a return to normalized accruals for the Company’s annual incentive bonus plan. Fourth quarter 2015 expenses included a reduction to the 2015 annual incentive plan accrual. Compared to the linked quarter, professional fees continued to decrease in line with expectations as new technology platforms are now largely in place, while marketing expenses rose in tandem with advertising initiatives. The increase in non-interest expense for the first quarter of 2016, compared to the same period in 2015, primarily reflects the Company’s ongoing investment in talent and technology to support its growth initiatives. While we expect the level of expense to be tempered in comparison to 2015, we will continue to make strategic investments in people and technology to keep pace with our growth trajectory. The year over year increase in compensation costs reflected annual merit increases along with an expanded talent base, as the number of full time equivalent employees rose from 212 at March 31, 2015 to 255 at March 31, 2016.
The Company's efficiency ratio measured 62.44% for the first quarter of 2016, compared to 58.75% for the linked quarter and 62.47% for the first quarter of 2015. The fourth quarter of 2015 benefited from the reduction in incentive compensation related to the Company’s 2015 financial performance. Management expects the efficiency ratio to trend towards the Company’s long-term objective of 60% in future quarters, reflecting revenue growth, operating efficiencies and enhanced effectiveness achieved through previous and ongoing investments.
In the first quarter of 2016, the Company recorded provision for loan and lease losses totaling $525,000, compared to $1.9 million in the linked quarter and $684,000 in the first quarter of 2015. First quarter 2016 provision primarily reflected adjustments to certain subjective factors and additions to the allowance for loan and lease losses commensurate with loan growth during the quarter. Modest net charge-offs of $157,000 represented an annualized 0.04% of average loans and leases for the first quarter of 2016. This compares favorably to annualized net charge-offs measuring 0.27% and 0.10% of average loans and leases in the linked quarter and first quarter of 2015, respectively.
The effective tax rate was 34.2% in the first quarter of 2016, compared to 34.9% in the linked quarter and 34.1% in the first quarter of 2015.
Balance Sheet and Asset Quality Strength
Period-end loans and leases receivable, excluding loans held for sale, grew for the sixteenth consecutive quarter, reaching a record $1.449 billion at March 31, 2016, an increase of $17.6 million, or 1.2%, from December 31, 2015 and $154.0 million, or 11.9%, from March 31, 2015. On an average basis, loans and leases receivable of $1.452 billion increased by $40.6 million, or 2.9%, during the first quarter of 2016, compared to the linked quarter. Continued growth reflects the successful execution of the Company's strategic plan, which includes additional loans to both new and existing clients.
Period-end in-market deposits, consisting of all transaction accounts, money market accounts and non-wholesale deposits, increased to a record $1.106 billion, or 69.9% of total deposits, at March 31, 2016. Period-end wholesale deposits were $476.0 million at March 31, 2016, consisting of brokered certificates of deposit and deposits gathered through internet deposit listing services of $390.3 million and $85.7 million, respectively. In order to reduce interest-rate risk, the Company uses wholesale deposits to efficiently match-fund fixed rate loans. Management expects to maintain a ratio of in-market deposits to total deposits in line with the Company's targeted operating range of 60%-70%.
We continue to believe our credit culture is a core competency which differentiates us from other banks. However, during the first quarter of 2016, total criticized assets increased to $35.6 million, compared to $28.5 million at March 31, 2015, as two asset-based loans representing $11.6 million in outstanding balances as of the reporting period were classified as substandard in the first quarter. These relationships, which are current on all payments, are fully-collateralized and no principal loss is expected. In addition, as is characteristic with asset-based lending, the Company monitors all asset-based clients daily in order to expediently identify and remediate any possible collateral deficiencies. Management believes this increase is not systemic in nature or indicative of a trend.
While total criticized assets increased, non-performing assets decreased $4.4 million, or 18.5%, to $19.5 million at March 31, 2016, compared to $24.0 million at December 31, 2015. The Company’s successful efforts to manage impaired relationships contributed to the linked quarter decline, including the previously disclosed $1.8 million payoff of a non-performing energy sector relationship. The remaining improvement in non-performing assets primarily reflected additional loan payoffs and paydowns.
As of March 31, 2016, the Company’s direct exposure to the energy sector declined by $2.4 million to $7.6 million in loans and leases, or 0.53% of total gross loans and leases, with no remaining unfunded commitments. The associated reserve for loan and lease losses related to this portfolio was 8.25% at March 31, 2016. Of this population, $5.8 million was considered non-performing as of March 31, 2016. After considering specific reserves, management believes the portfolio is adequately collateralized as of the end of the reporting period.

Capital Strength
The Company's earnings continue to generate capital, and its estimated capital ratios are expected to exceed the highest required regulatory benchmark levels. As of March 31, 2016, total capital to risk-weighted assets was 11.24%, tier 1 capital to risk-weighted assets was 8.96%, tier 1 capital to average assets was 8.44% and common equity tier 1 capital to risk-weighted assets was 8.37%.

Quarterly Dividend
As previously announced, during the first quarter of 2016 the Company's Board of Directors declared a regular quarterly dividend of $0.12 per share, an increase of $0.01, or 9.0%, from the regular quarterly dividends declared in 2015. The dividend was paid on February 26, 2016 to shareholders of record at the close of business on February 12, 2016. Measured against first quarter 2016 diluted earnings per share of $0.52, the dividend represents what the Company believes is a sustainable 23% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

Chief Operating Officer Appointed
In support of the Company’s growth and expansion across business lines and geographies, the Board of Directors established the new executive role of Chief Operating Officer in 2016.
As previously announced, David R. Seiler was appointed Chief Operating Officer of the Company, effective April 18, 2016. Mr. Seiler brings nearly 25 years of financial services experience leading the credit administration, relationship management, treasury management, commercial real estate lending, and correspondent banking functions within leading commercial banking firms in Wisconsin. Management believes Mr. Seiler’s deep banking experience and expertise are an ideal fit for the new role, including his management of teams not only in Wisconsin, but also in the Minnesota, St. Louis, and Kansas City markets.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	System failure or breaches of our network security.

For further information about the factors that could affect the Company’s future results, please see the Company’s 2015 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$104,854	$113,564	$122,671	$88,848	$141,887
Securities available-for-sale, at fair value	140,823	140,548	143,729	146,342	142,951
Securities held-to-maturity, at amortized cost	36,485	37,282	38,364	39,428	40,599
Loans held for sale	1,697	2,702	2,910	1,274	2,396
Loans and leases receivable	1,448,586	1,430,965	1,377,172	1,349,290	1,294,540
Allowance for loan and lease losses	(16,684)	(16,316)	(15,359)	(15,199)	(14,694)
Loans and leases, net	1,431,902	1,414,649	1,361,813	1,334,091	1,279,846
Premises and equipment, net	3,868	3,954	3,889	3,998	3,883
Foreclosed properties	1,677	1,677	1,632	1,854	1,566
Cash surrender value of bank-owned life insurance	28,541	28,298	28,029	27,785	27,548
Investment in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,734	2,843	2,843	2,891	2,798
Goodwill and other intangible assets	12,606	12,493	12,244	12,133	12,011
Accrued interest receivable and other assets	24,945	24,071	25,203	24,074	24,328
Total assets	$1,790,132	$1,782,081	$1,743,327	$1,682,718	$1,679,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,105,633	$1,089,748	$1,062,753	$1,026,588	$1,054,828
Wholesale deposits	475,955	487,483	476,617	444,480	430,973
Total deposits	1,581,588	1,577,231	1,539,370	1,471,068	1,485,801
Federal Home Loan Bank and other borrowings	35,011	34,740	35,856	46,887	33,920
Junior subordinated notes	9,993	9,990	9,987	9,983	9,979
Accrued interest payable and other liabilities	8,341	9,288	10,147	10,493	8,424
Total liabilities	1,634,933	1,631,249	1,595,360	1,538,431	1,538,124
Total stockholders’ equity	155,199	150,832	147,967	144,287	141,689
Total liabilities and stockholders’ equity	$1,790,132	$1,782,081	$1,743,327	$1,682,718	$1,679,813

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total interest income	$19,343	$18,600	$18,135	$17,520	$18,216
Total interest expense	3,804	3,688	3,525	3,332	3,286
Net interest income	15,539	14,912	14,610	14,188	14,930
Provision for loan and lease losses	525	1,895	287	520	684
Net interest income after provision for loan and lease losses	15,014	13,017	14,323	13,668	14,246
Trust and investment services fee income	1,273	1,217	1,251	1,279	1,207
Gain on sale of SBA loans	1,376	1,725	927	842	505
Gain on sale of residential mortgage loans	145	115	244	222	148
Service charges on deposits	742	718	705	693	696
Loan fees	609	700	486	499	502
Other	449	460	489	591	790
Total non-interest income	4,594	4,935	4,102	4,126	3,848
Compensation	8,370	6,945	7,320	6,924	7,354
Occupancy	508	501	486	486	500
Professional fees	861	1,121	1,268	1,482	911
Data processing	651	606	587	655	530
Marketing	734	549	693	701	642
Equipment	280	316	308	298	308
FDIC Insurance	291	227	260	220	213
Net collateral liquidation costs	47	70	22	78	302
Net loss (gain) on foreclosed properties	—	7	(163)	1	(16)
Merger-related costs	—	—	—	33	78
Other	957	1,342	1,203	1,096	910
Total non-interest expense	12,699	11,684	11,984	11,974	11,732
Income before tax expense	6,909	6,268	6,441	5,820	6,362
Income tax expense	2,362	2,185	2,060	1,962	2,170
Net income	$4,547	$4,083	$4,381	$3,858	$4,192

Per common share:
Basic earnings	$0.52	$0.47	$0.50	$0.45	$0.48
Diluted earnings	0.52	0.47	0.50	0.45	0.48
Dividends declared	0.12	0.11	0.11	0.11	0.11
Book value	17.84	17.34	17.01	16.64	16.34
Tangible book value	16.39	15.90	15.60	15.24	14.95
Weighted-average common shares outstanding	8,565,050	8,558,810	8,546,563	8,523,418	8,525,127
Weighted-average diluted common shares outstanding(1)	8,565,050	8,558,810	8,546,563	8,523,418	8,529,658

(1)	Excluding participating securities

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2016			December 31, 2015			March 31, 2015
	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)	Average balance	Interest	Average yield/rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$922,859	$10,730	4.65%	$896,198	$10,471	4.67%	$814,933	$9,869	4.84%
Commercial and industrial loans(1)	470,503	7,082	6.02%	461,295	6,695	5.81%	426,697	6,824	6.40%
Direct financing leases(1)	30,845	343	4.45%	30,227	341	4.51%	32,752	383	4.68%
Consumer and other loans(1)	27,427	289	4.21%	23,349	300	5.14%	24,110	249	4.13%
Total loans and leases receivable(1)	1,451,634	18,444	5.08%	1,411,069	17,807	5.05%	1,298,492	17,325	5.34%
Mortgage-related securities(2)	144,899	599	1.65%	148,576	594	1.60%	155,330	662	1.70%
Other investment securities(3)	31,326	123	1.57%	31,089	122	1.57%	28,273	114	1.61%
FHLB and FRB stock	2,802	21	2.92%	2,841	21	3.07%	2,597	18	2.70%
Short-term investments	101,420	156	0.62%	50,850	56	0.44%	92,934	97	0.42%
Total interest-earning assets	1,732,081	19,343	4.47%	1,644,425	18,600	4.52%	1,577,626	18,216	4.62%
Non-interest-earning assets	88,361			103,574			95,405
Total assets	$1,820,442			$1,747,999			$1,673,031
Interest-bearing liabilities
Transaction accounts	$162,793	88	0.22%	$150,234	92	0.24%	$107,311	58	0.22%
Money market	646,362	828	0.51%	593,749	808	0.54%	625,888	853	0.55%
Certificates of deposit	73,163	151	0.83%	87,110	182	0.84%	124,377	220	0.71%
Wholesale deposits	497,274	1,986	1.60%	482,258	1,848	1.53%	424,172	1,438	1.36%
Total interest-bearing deposits	1,379,592	3,053	0.89%	1,313,351	2,930	0.89%	1,281,748	2,569	0.80%
FHLB advances	7,537	19	1.03%	9,467	25	1.08%	9,367	24	1.04%
Other borrowings	27,006	455	6.74%	26,484	453	6.84%	23,586	419	7.11%
Junior subordinated notes	9,991	277	10.98%	9,988	280	11.21%	9,978	274	10.98%
Total interest-bearing liabilities	1,424,126	3,804	1.07%	1,359,290	3,688	1.09%	1,324,679	3,286	0.99%
Non-interest-bearing demand deposit accounts	228,294			227,965			200,274
Other non-interest-bearing liabilities	12,337			10,260			8,151
Total liabilities	1,664,757			1,597,515			1,533,104
Stockholders’ equity	155,685			150,484			139,927
Total liabilities and stockholders’ equity	$1,820,442			$1,747,999			$1,673,031
Net interest income		$15,539			$14,912			$14,930
Interest rate spread			3.40%			3.43%			3.63%
Net interest-earning assets	$307,955			$285,135			$252,947
Net interest margin			3.59%			3.63%			3.79%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Return on average assets (annualized)	1.00%	0.93%	1.02%	0.93%	1.00%
Return on average equity (annualized)	11.68%	10.85%	11.93%	10.73%	11.98%
Efficiency ratio	62.44%	58.75%	64.82%	65.28%	62.47%
Interest rate spread	3.40%	3.43%	3.44%	3.44%	3.63%
Net interest margin	3.59%	3.63%	3.61%	3.61%	3.79%
Average interest-earning assets to average interest-bearing liabilities	121.62%	120.98%	120.05%	120.26%	119.09%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Non-performing loans and leases	$17,861	$22,298	$9,707	$15,198	$9,352
Foreclosed properties, net	1,677	1,677	1,632	1,854	1,566
Total non-performing assets	19,538	23,975	11,339	17,052	10,918
Performing troubled debt restructurings	1,628	1,735	7,852	1,944	1,972
Total impaired assets	$21,166	$25,710	$19,191	$18,996	$12,890

Non-performing loans and leases as a percent of total gross loans and leases	1.23%	1.55%	0.70%	1.12%	0.72%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.34%	1.67%	0.82%	1.26%	0.84%
Non-performing assets as a percent of total assets	1.09%	1.34%	0.65%	1.01%	0.65%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.15%	1.14%	1.11%	1.12%	1.13%
Allowance for loan and lease losses as a percent of non-performing loans	93.41%	73.17%	158.22%	100.01%	157.12%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	33,875	26,797	11,144	10,633	22,626
Doubtful	—	—	—	—	—
Foreclosed properties, net	1,677	1,677	1,632	1,854	1,566
Total criticized assets	$35,552	$28,474	$12,776	$12,487	$24,192
Criticized assets to total assets	1.99%	1.60%	0.73%	0.74%	1.44%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Charge-offs	$244	$967	$138	$84	$324
Recoveries	(87)	(29)	(11)	(69)	(5)
Net charge-offs	$157	$938	$127	$15	$319
Net charge-offs as a percent of average gross loans and leases (annualized)	0.04%	0.27%	0.04%	—%	0.10%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total capital to risk-weighted assets	11.24%	11.11%	11.29%	11.11%	11.40%
Tier I capital to risk-weighted assets	8.96%	8.81%	8.95%	8.78%	8.98%
Common equity tier I capital to risk-weighted assets	8.37%	8.22%	8.34%	8.16%	8.34%
Tier I capital to average assets	8.44%	8.63%	8.59%	8.66%	8.42%
Tangible common equity to tangible assets	8.02%	7.81%	7.84%	7.91%	7.77%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition (Including Loans Held for Sale)

	As of
(Unaudited)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
(Dollars in thousands)
Commercial real estate
Commercial real estate - owner occupied (1)	$174,286	$176,322	$170,195	$169,768	$163,982
Commercial real estate - non-owner occupied	441,539	436,901	416,421	400,018	404,931
Construction	117,825	100,625	99,497	82,285	68,918
Land development	61,953	59,779	58,154	58,033	52,293
Multi-family	84,004	80,254	90,514	86,912	84,163
1-4 family (2)	52,620	51,607	44,476	47,091	40,159
Total commercial real estate	932,227	905,488	879,257	844,107	814,446
Commercial and industrial (3)	461,573	473,592	450,307	454,868	426,413
Direct financing leases, net	31,617	31,093	28,958	28,723	31,644
Consumer and other
Home equity and second mortgages (4)	7,366	8,237	8,908	9,466	9,032
Other	18,510	16,319	13,809	14,547	16,532
Total consumer and other	25,876	24,556	22,717	24,013	25,564
Total gross loans and leases receivable	1,451,293	1,434,729	1,381,239	1,351,711	1,298,067
Less:
Allowance for loan and lease losses	16,684	16,316	15,359	15,199	14,694
Deferred loan fees	1,010	1,062	1,157	1,147	1,131
Loans and leases receivable, net	$1,433,599	$1,417,351	$1,364,723	$1,335,365	$1,282,242

(1)	Includes guaranteed portion of SBA loans held for sale totaling $1.5 million as of September 30, 2015.

(2)
Includes residential real estate loans held for sale totaling $1.3 million, $331,000, $307,000, $1.3 million, and $1.7 million at March 31, 2015, June 30, 2015, September 30, 2015, December 31, 2015, and March 31, 2016, respectively.

(3)
Includes guaranteed portion of SBA loans held for sale totaling $1.1 million, $638,000, $1.1 million, and $1.4 million at March 31, 2015, June 30, 2015, September 30, 2015, and December 31, 2015, respectively.

(4)	Includes guaranteed portion of SBA loans held for sale totaling $305,000 as of June 30, 2015.

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

	As of
(Unaudited)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
(Dollars in thousands)
Non-interest-bearing transaction accounts	$236,662	$231,199	$222,497	$221,064	$194,277
Interest-bearing transaction accounts	154,351	165,921	155,814	107,318	102,739
Money market accounts	646,336	612,642	591,190	588,240	642,560
Certificates of deposit	68,284	79,986	93,252	109,966	115,252
Wholesale deposits	475,955	487,483	476,617	444,480	430,973
Total deposits	$1,581,588	$1,577,231	$1,539,370	$1,471,068	$1,485,801
Trust Assets

(Unaudited)	As of
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Trust assets under management	$896,414	$817,926	$791,150	$800,615	$814,226
Trust assets under administration	210,357	203,181	187,495	197,343	195,148
Total trust assets	$1,106,771	$1,021,107	$978,645	$997,958	$1,009,374

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Common stockholders’ equity	$155,199	$150,832	$147,967	$144,287	$141,689
Goodwill and other intangible assets	(12,606)	(12,493)	(12,244)	(12,133)	(12,011)
Tangible common equity	$142,593	$138,339	$135,723	$132,154	$129,678
Common shares outstanding	8,700,172	8,699,410	8,698,755	8,669,836	8,672,322
Book value per share	$17.84	$17.34	$17.01	$16.64	$16.34
Tangible book value per share	16.39	15.90	15.60	15.24	14.95

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Common stockholders’ equity	$155,199	$150,832	$147,967	$144,287	$141,689
Goodwill and other intangible assets	(12,606)	(12,493)	(12,244)	(12,133)	(12,011)
Tangible common equity	$142,593	$138,339	$135,723	$132,154	$129,678
Total assets	$1,790,132	$1,782,081	$1,743,327	$1,682,718	$1,679,813
Goodwill and other intangible assets	(12,606)	(12,493)	(12,244)	(12,133)	(12,011)
Tangible assets	$1,777,526	$1,769,588	$1,731,083	$1,670,585	$1,667,802
Tangible common equity to tangible assets	8.02%	7.82%	7.84%	7.91%	7.78%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total non-interest expense	$12,699	$11,684	$11,984	$11,974	$11,732
Less:
Net loss (gain) on foreclosed properties	—	7	(163)	1	(16)
Amortization of other intangible assets	16	17	18	18	18
Amortization of tax credit investments	112	—	—	—	—
Total operating expense	$12,571	$11,660	$12,129	$11,955	$11,730
Net interest income	$15,539	$14,912	$14,610	$14,188	$14,930
Total non-interest income	4,594	4,935	4,102	4,126	3,848
Total operating revenue	$20,133	$19,847	$18,712	$18,314	$18,778
Efficiency ratio	62.44%	58.75%	64.82%	65.28%	62.47%